EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, Registration No. 333-76986) and related Prospectus of Trimble Navigation Limited for the registration of 3,676,013 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 2002, except for the paragraphs under the caption "Subordinated Note" of Note 11 and Note 23, as to which the date is March 20, 2002, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited included in its Annual Report (Form 10-K) for the year ended December 28, 2001, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP
                                                -------------------------------

Palo Alto, California
April 5, 2002